Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Fiscal 2016 Fourth Quarter and Full Year Results and Provides Fiscal 2017 Outlook

Lakewood, Colorado, November 17, 2016. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its fourth quarter and fiscal year ended September 30, 2016 and provided its outlook for fiscal 2017.

Highlights for Fourth Quarter and Fiscal 2016 Compared to Fourth Quarter and Fiscal 2015

●	Net sales increased 11.5% to $181.0 million in the fourth quarter and increased 12.9% to $705.5 million in fiscal 2016.

●

Comparable store sales increased 0.3% in the fourth quarter and increased 1.7% in the fiscal year. Daily average comparable store sales increased 0.3% in the fourth quarter and increased 1.4% in fiscal 2016.

●	Net income was $1.5 million with diluted earnings per share of $0.07 in the fourth quarter and was $11.5 million with diluted earnings per share of $0.51 in fiscal 2016.

●	EBITDA was $10.1 million in the fourth quarter and was $45.9 million in fiscal 2016.

●	Opened 23 new stores in fiscal 2016, compared to 16 new stores in fiscal 2015, resulting in growth rates of 22.3% and 18.4%, respectively.

“We continued to execute our core strategies during the fourth quarter while navigating the evolving food retailing environment,” said Kemper Isely, Co-President. “Our growth strategy resulted in the opening of 23 new stores, the relocation of four stores and the remodel of one store during fiscal 2016. As we enter fiscal 2017, we remain focused on our expanded sales initiatives and aggressively controlling costs, while leveraging our founding principles to ensure we are providing our customers a superior solution for healthy, natural and nutritious food shopping.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) for the fourth quarters and fiscal years 2016 and 2015 in conformity with U.S. generally accepted accounting principles (GAAP), the Company is presenting EBITDA, which is a non-GAAP financial measure. The reconciliation from GAAP to this non-GAAP financial measure is provided at the end of this earnings release.

Operating Results — Fourth Quarter Fiscal 2016 Compared to Fourth Quarter Fiscal 2015

During the fourth quarter of fiscal 2016, net sales increased $18.6 million, or 11.5%, to $181.0 million compared to the same period in fiscal 2015, primarily due to an $18.1 million increase in new store revenue and a $0.5 million, or 0.3%, increase in comparable store sales. The 0.3% increase in comparable store sales in the fourth quarter of fiscal 2016 followed a 6.2% increase in the fourth quarter of fiscal 2015 and was driven by a 1.0% increase in average transaction size period over period, partially offset by a 0.7% decrease in average customer count. Daily average mature store sales decreased 1.8% in the fourth quarter of fiscal 2016. For fiscal 2016, mature stores include all stores open during or before fiscal 2011.

Gross profit during the fourth quarter of fiscal 2016 increased 8.9% over the same period in fiscal 2015 to $50.9 million, primarily driven by an increase in the comparable store base. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 28.1% for the fourth quarter of fiscal 2016 compared to 28.8% for the fourth quarter of fiscal 2015. Gross margin was negatively impacted primarily by an increase in occupancy costs as a percentage of sales and to a lesser extent increased shrink expense, partially offset by product margin improvements. The increase in occupancy costs as a percentage of sales was primarily due to higher average lease expenses at newer and relocated stores and also reflects the decrease in mature store sales and the fixed nature of rent obligations and related occupancy expenses.

Store expenses during the fourth quarter of fiscal 2016 increased $6.3 million, or 17.9%, to $41.4 million. Store expenses as a percentage of sales increased approximately 130 basis points to 22.9% during the fourth quarter of fiscal 2016 compared to 21.6% in the fourth quarter of fiscal 2015. This increase was primarily due to increases, as a percentage of sales, in salary-related expenses, depreciation and other store expenses.

Administrative expenses decreased $0.1 million, or 1.5%, to $4.7 million during the fourth quarter of fiscal 2016 compared to $4.8 million during the fourth quarter of 2015. Administrative expenses as a percentage of sales decreased approximately 40 basis points to 2.6% in the fourth quarter of fiscal 2016 compared to 3.0% in the fourth quarter of fiscal 2015, primarily due to a decrease in salary-related expenses and various professional fees.

Pre-opening and relocation expenses increased $0.3 million to $1.6 million during the fourth quarter of fiscal 2016 compared to $1.3 million during the comparable period in fiscal 2015, due to the number and timing of new store openings. During the fourth quarter of fiscal 2016, the Company opened eight new stores and relocated one store compared to opening four new stores, relocating one store and remodeling one store during the fourth quarter of fiscal 2015.

Interest expense during the fourth quarter of fiscal 2016 increased to $0.9 million compared to $0.8 million during the fourth quarter of fiscal 2015 primarily due to an increase in borrowings under the company’s revolving credit facility.

The Company’s effective income tax rate for the three months ended September 30, 2016 and 2015 was 37.1% and 39.7%, respectively. The decrease in the effective income tax rate was driven by a revision in the Company’s estimated annual federal tax rate from 35% to 34% and an increase in additional tax credits.

Net income in the fourth quarter of fiscal 2016 was $1.5 million, with diluted earnings per share of $0.07. EBITDA in the fourth quarter of fiscal 2016 was $10.1 million.

Operating Results —Fiscal 2016 Compared to Fiscal 2015

In fiscal 2016, net sales increased $80.8 million, or 12.9%, to $705.5 million compared to fiscal 2015 due to a $70.5 million increase in sales from new stores and a $10.3 million, or 1.7%, increase in comparable store sales. Daily average comparable store sales increased 1.4% during fiscal 2016, which followed a 5.9% increase in fiscal 2015. The 1.4% increase in fiscal 2016 was driven by a 1.1% increase in average transaction size and a 0.2% increase in daily average transaction count. Daily average mature store sales decreased 1.0% in fiscal 2016.

Gross profit in fiscal 2016 increased 10.8% over fiscal 2015 to $201.8 million, primarily driven by an increase in the number of comparable stores, comparable store sales growth and one additional selling day due to the leap year. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 28.6% in fiscal 2016, compared to 29.2% in fiscal 2015. Gross margin was negatively impacted by an increase in occupancy costs as a percentage of sales. The increase in occupancy costs as a percentage of sales was primarily due to higher average lease expenses at newer and relocated stores and also reflects the decrease in mature store sales and the fixed nature of rent obligations and related occupancy expenses. Additionally, product margin improved across certain categories, partially offset by increased shrink expense, all as a percentage of sales.

Store expenses increased $24.0 million, or 18.2%, to $156.2 million in fiscal 2016 from $132.1 million in fiscal 2015. Store expenses as a percentage of sales increased approximately 90 basis points to 22.1% in fiscal 2016 compared to 21.2% in fiscal 2015. The increase in store expenses as a percentage of sales was primarily due to increases in salary-related expenses, depreciation and other store expenses.

Administrative expenses increased $1.7 million, or 9.9%, to $19.2 million in fiscal 2016 compared to $17.5 million in fiscal 2015. The increase was primarily due to the addition of senior management positions to support growth, together with increased legal and public company costs. Administrative expenses as a percentage of sales were 2.7% and 2.8% for fiscal years 2016 and 2015, respectively.

Pre-opening and relocation expenses increased $2.2 million to $6.0 million in fiscal 2016 compared to $3.8 million in fiscal 2015. The increase was primarily due to the number and timing of new store openings and relocations. During fiscal 2016, the Company opened 23 new stores, relocated four stores and remodeled one store compared to opening 16 new stores, relocating one store and remodeling one store during fiscal 2015.

Interest expense increased less than $0.1 million, or 1.7%, in fiscal 2016 compared to fiscal 2015, primarily due to an increase in interest expense associated with the Company’s revolving credit facility due to higher average borrowings, partially offset by an increase in capitalized interest during fiscal 2016.

The Company’s effective income tax rate for fiscal years 2016 and 2015 was 33.8% and 36.8%, respectively. The decrease in the effective income tax rate was primarily due to a revision in the Company’s estimated annual federal tax rate from 35% to 34% and federal and state tax credits in the Company’s fiscal 2015 tax return that were higher than previously estimated in the 2015 fiscal year tax provision.

Net income for fiscal 2016 was $11.5 million, with diluted earnings per share of $0.51. EBITDA for fiscal 2016 was $45.9 million.

Balance Sheet and Cash Flow

As of September 30, 2016, the Company had $4.0 million in cash and cash equivalents and $16.6 million available under its $45 million revolving credit facility. Credit facility usage was comprised of $27.4 million of direct borrowings and $1.0 million of letters of credit.

During fiscal 2016, the Company generated $28.8 million in cash from operations and invested $53.8 million in capital expenditures, primarily for new and relocated stores. Additionally, during fiscal 2016, the Company utilized $0.8 million for the repurchase of 67,970 common shares under the Company’s two-year share repurchase program pursuant to which the Company may repurchase up to $10.0 million in shares of the Company’s common stock.

Growth and Development

During the fourth quarter of fiscal 2016, the Company opened eight new stores, bringing the total store count as of September 30, 2016 to 126 stores located in 19 states. The Company opened 23 new stores in fiscal 2016 compared to 16 new stores in fiscal 2015, resulting in 22.3% and 18.4% unit growth rate for the fiscal years 2016 and 2015, respectively. Additionally, the Company relocated four stores and completed the remodel of another store during fiscal 2016. The Company now plans to open a total of 15 to 20 new stores during fiscal 2017 (compared to an initial expectation of 19 to 23 store openings), which would result in an annual unit growth rate of 12% to 16%.

Since October 1, 2016, the Company has opened one additional store in Missouri and has signed leases for 19 stores planned to open in fiscal 2017 and 2018, all in states where the Company currently operates.

Fiscal 2017 Outlook

For fiscal 2017, the Company expects:

Fiscal 2017 Outlook
Number of new stores	15 to 20
Number of relocations	3
Number of remodels	0
Daily average comparable store sales growth	-1.0% to 1.0%
Net income as a percent of sales	1.4% to 1.6%
Diluted earnings per share	$0.50 to $0.58
EBITDA as a percentage of sales	6.4% to 6.8%
Capital expenditures (in millions)	$40 to $48

The Company does not provide financial guidance for forecasted net income, and, therefore, is unable to provide a reconciliation of its EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP.

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US); 1-855-669-9657 (Canada); or 1-412-902-4289 (International). The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is a rapidly expanding specialty retailer of natural and organic groceries and dietary supplements whose products must meet strict quality guidelines. The grocery products sold by Natural Grocers may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 127 stores in 19 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical fact (including 2017 guidance) are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as changes in the Company’s industry, business strategy, goals and expectations concerning the Company’s market position, the economy, future operations, margins, profitability, capital expenditures, liquidity and capital resources, other financial and operating information and other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015 (Form 10-K) and the Company’s subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company’s subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company’s website at http://Investors.NaturalGrocers.com.

Investor Contacts:

Scott Van Winkle, ICR, Managing Director, 617-956-6736, scott.vanwinkle@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended September 30,		Year ended September 30,
	2016	2015	2016	2015
Net sales	$181,044	162,397	705,499	624,678
Cost of goods sold and occupancy costs	130,100	115,607	503,727	442,582
Gross profit	50,944	46,790	201,772	182,096
Store expenses	41,390	35,113	156,158	132,131
Administrative expenses	4,739	4,809	19,242	17,514
Pre-opening and relocation expenses	1,594	1,297	5,993	3,822
Operating income	3,221	5,571	20,379	28,629
Interest expense	(890)	(776)	(3,044)	(2,993)
Income before income taxes	2,331	4,795	17,335	25,636
Provision for income taxes	(865)	(1,903)	(5,864)	(9,432)
Net income	$1,466	2,892	11,471	16,204

Net income per share of common stock:
Basic	$0.07	0.13	0.51	0.72
Diluted	0.07	0.13	0.51	0.72

Weighted average common shares outstanding:
Basic	22,474,391	22,494,071	22,492,986	22,490,260
Diluted	22,484,050	22,503,680	22,507,152	22,500,833

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)

	September 30,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$4,017	2,915
Accounts receivable, net	3,747	2,576
Merchandise inventory	86,330	74,818
Prepaid expenses and other current assets	3,233	1,108
Deferred income tax assets	—	866
Total current assets	97,327	82,283
Property and equipment, net	178,297	145,219
Other assets:
Deposits and other assets	971	778
Goodwill and other intangible assets, net	5,601	5,623
Deferred financing costs, net	50	21
Total other assets	6,622	6,422
Total assets	$282,246	233,924
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$53,615	49,896
Accrued expenses	12,448	19,649
Capital and financing lease obligations, current portion	478	333
Total current liabilities	66,541	69,878
Long-term liabilities:
Capital and financing lease obligations, net of current portion	31,429	27,274
Revolving credit facility	27,428	—
Deferred income tax liabilities	12,178	6,073
Deferred compensation	757	314
Deferred rent	8,809	6,922
Leasehold incentives	8,379	7,975
Total long-term liabilities	88,980	48,558
Total liabilities	155,521	118,436
Stockholders’ equity:
Common stock, $0.001 par value. 50,000,000 shares authorized, 22,510,279 and 22,496,628 shares issued, at 2016 and 2015, respectively and 22,452,609 and 22,496,628 outstanding, at 2016 and 2015, respectively	23	22
Additional paid-in capital	55,437	54,982
Retained earnings	71,955	60,484
Common stock in treasury at cost, 57,670 and no shares, at 2016 and 2015, respectively	(690)	—
Total stockholders’ equity	126,725	115,488
Total liabilities and stockholders’ equity	$282,246	233,924

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Year ended September 30,
	2016	2015
Operating activities:
Net income	$11,471	16,204
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,533	21,337
(Gain) loss on disposal of property and equipment	(3)	56
Share-based compensation	879	573
Deferred income tax expense	6,971	630
Non-cash interest expense	13	15
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable, net	(1,171)	(430)
Income tax receivable	(1,776)	—
Merchandise inventory	(11,512)	(15,711)
Prepaid expenses and other assets	(542)	(533)
Increase (decrease) in:
Accounts payable	3,314	12,891
Accrued expenses	(7,345)	3,848
Deferred compensation	443	314
Deferred rent and leasehold incentives	2,552	1,809
Net cash provided by operating activities	28,827	41,003
Investing activities:
Acquisition of property and equipment	(53,759)	(36,750)
Proceeds from sale of property and equipment	19	13
Payment for acquisition	—	(5,601)
Net cash used in investing activities	(53,740)	(42,338)
Financing activities:
Borrowings under credit facility	234,604	202,878
Repayments under credit facility	(207,176)	(202,878)
Repurchases of Common Stock	(829)	—
Capital and financing lease obligations payments	(423)	(247)
Contingent consideration payments for acquisition	—	(514)
Payments on withholding tax for restricted stock unit vesting	(119)	(102)
Loan fees paid	(42)	—
Net cash provided by (used in) financing activities	26,015	(863)
Net increase (decrease) in cash and cash equivalents	1,102	(2,198)
Cash and cash equivalents, beginning of year	2,915	5,113
Cash and cash equivalents, end of year	$4,017	2,915
Supplemental disclosures of cash flow information:
Cash paid for interest	$331	63
Cash paid for interest on capital and financing lease obligations, net of capitalized interest of $538, $309 and $364, respectively	2,637	2,809
Income taxes paid	6,370	8,194
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$6,837	6,429
Property acquired through capital and financing lease obligations	4,438	5,772
Direct bank to bank payment for a change in credit facility provider	18,858	—

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measure
(Unaudited)

EBITDA is not a measure of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes and depreciation and amortization.

EBITDA decreased 10.9% to $10.1 million in the three months ended September 30, 2016 compared to $11.4 million for the three months ended September 30, 2015. EBITDA decreased 8.1% to $45.9 million in the year ended September 30, 2016 compared to $50.0 million in the year ended September 30, 2015. EBITDA as a percent of sales was 5.6% and 7.0% in the three months ended September 30, 2016 and 2015, respectively. EBITDA as a percentage of sales was 6.5% and 8.0% for the years ended September 30, 2016 and 2015, respectively.

We believe EBITDA provides additional information about: (i) our operating performance, because it assists us in comparing the operating performance of our stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under the Credit Facility and our incentive compensation plans base incentive compensation payments on EBITDA.

Furthermore, management believes some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in our industry. Management believes that some investors’ understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing our ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, we believe we are enhancing analysts’ and investors’ understanding of our business and our results of operations, as well as assisting analysts and investors in evaluating how well we are executing our strategic initiatives. Our competitors may define EBITDA differently, and as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a supplemental measure of operating performance that does not represent, and should not be considered as an alternative to, or substitute for, net income or other financial statement data presented in our consolidated financial statements as indicators of our financial performance. EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA does not reflect any impact for straight-line rent expense for leases classified as capital and financing lease obligations;

●	EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	EBITDA does not reflect our tax expense or the cash requirements to pay our taxes; and

●

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA as supplemental information.

The following table reconciles net income to EBITDA for the periods presented, dollars in thousands:

	Three months ended September 30,		Year ended September 30,
	2016	2015	2016	2015
Net income	$1,466	2,892	11,471	16,204
Interest expense	890	776	3,044	2,993
Provision for income taxes	865	1,903	5,864	9,432
Depreciation and amortization	6,916	5,805	25,533	21,337
EBITDA	$10,137	11,376	45,912	49,966